Exhibit 10.37

MPM HOLDINGS INC.
NONQUALIFIED STOCK OPTION
GRANT CERTIFICATE

THIS NONQUALIFIED STOCK OPTION GRANT CERTIFICATE (this “Agreement”), dated as of [_______], 2015 (the “Date of Grant”), is made by and between MPM Holdings Inc., a Delaware corporation (the “Company”), and [_______] (the “Grantee”).
WHEREAS, the Company has adopted the MPM Holdings Inc. Management Equity Plan (as may be amended from time to time, the “Plan”);
WHEREAS, the Company wishes to afford the Grantee the opportunity to purchase shares of its common stock, par value $0.01 per share (“Shares”); and
WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant the nonqualified Option provided for herein to the Grantee, subject to the terms set forth herein.
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.	Grant of Option.

(a)Grant. The Company hereby grants to the Grantee an Option (the “Option”) to purchase a total of [_______] Shares (the “Option Shares”), on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. The Option is not intended to qualify as an incentive stock option under Section 422 of the Code.

(b)Tranches. The Option is divided into two equal tranches: the Tranche A Option and the Tranche B Option. The Exercise Price shall be $20.33 per Option Share for each tranche. Set forth below are the number of Option Shares covered by each such tranche:

(i)Tranche A Option: Number of Option Shares: [____].

(ii)Tranche B Option: Number of Option Shares: [____].

(c)Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Grantee and his or her legal representative in respect of any questions arising under the Plan or this Agreement. The Grantee acknowledges that the Grantee has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan. Without limiting the foregoing, the Grantee acknowledges that the Option and the Option Shares are subject to provisions of the Plan under which (a) in certain circumstances an adjustment may be made to the number of Option Shares and/or the applicable Exercise Price of the Option; and (b) the Grantee may be required to sell his Option Shares or otherwise participate in a transaction where other stockholders of the Company are selling (a “drag-along”).

2.	Vesting; Exercisability; Forfeiture.

(a)Tranche A Option.

(i)If a Sale occurs prior to an IPO, the Tranche A Option shall become fully vested and exercisable if the consideration received by selling stockholders in such Sale, determined as of the closing of such Sale, equals or exceeds $30.50 per Share (calculated net of (x) any payment of debt or negative working capital adjustment, (y) any escrow or earn out payments and (z) all transactional fees and expenses incurred relating to the Sale and paid on or about the closing date of the Sale, except that any fees relating to the calculation and payment of any tax benefit paid to such selling shareholders shall be included) (the “Tranche A Performance Threshold”).

(ii)For the avoidance of doubt, if a Sale occurs prior to an IPO but the Tranche A Performance Threshold was not achieved in connection with such Sale, then the Tranche A Option shall remain outstanding and eligible to vest (x) on any subsequent Sale which results in achievement of the Tranche A Performance Threshold or (y) pursuant to Section 2(a)(iii) below, in each case subject to earlier termination or adjustment pursuant to Section 7 of the Plan or Section 4 hereof, or as otherwise may be agreed between the Grantee and the acquirer of the Company in connection with the Sale.

(iii)If an IPO occurs, then as of any determination date following the IPO, the Tranche A Option shall become fully vested and exercisable if the Common Stock achieves an average closing stock price of at least $30.50 per Share over 10 consecutive trading days on the New York Stock Exchange or such other primary stock exchange with which the Common Stock is listed and traded (or quoted in the Nasdaq) (an “Exchange”), ending with such determination date.

(b)Tranche B Option.

(i)If a Sale occurs prior to an IPO, the Tranche B Option shall become fully vested and exercisable if the consideration received by selling stockholders in such Sale, determined as of the closing of such Sale, shall equal or exceed $40.66 per Share (calculated net of (x) any payment of debt or negative working capital adjustment, (y) any escrow or earn out payments and (z) all transactional fees and expenses incurred relating to the Sale and paid on or about the closing date of the Sale, except that any fees relating to the calculation and payment of any tax benefit paid to such selling shareholders shall be included) (the “Tranche B Performance Threshold”).

(ii)For the avoidance of doubt, if a Sale occurs prior to an IPO but the Tranche B Performance Threshold was not achieved in connection with such Sale, then the Tranche B Option shall remain outstanding and eligible to vest (x) on any subsequent Sale which results in achievement of the Tranche B Performance Threshold or (y) pursuant to Section 2(b)(iii) below, in each case subject to earlier termination or adjustment pursuant to Section 7 of the Plan or Section 4 hereof, or as otherwise may be agreed between the Grantee and the acquirer of the Company in connection with the Sale.

(iii)If an IPO occurs, then as of any determination date following the IPO, the Tranche B Option shall become fully vested and exercisable if the Common Stock achieves an average closing stock price of at least $40.66 per Share over 10 consecutive trading days on an Exchange, ending with such determination date.

3.	Method of Exercise; Tax Withholding.

(a)The Grantee may exercise the vested and exercisable portion of the Option, in whole or in part, by notifying the Company in writing of the number of Option Shares to be purchased thereunder and delivering with such notice an amount equal to the aggregate Exercise Price for such number of Shares (calculated based on the number of Shares acquired that are covered by the Tranche A Option or Tranche B Option, as applicable) in cash (certified check, wire transfer or bank draft) or, if permitted by the Company in its sole discretion, in whole Shares already owned by the Grantee. Following an IPO, the Grantee may exercise the Option by means of (i), if and only to the extent permitted by the Committee in its sole discretion, a “net exercise” procedure effected by withholding the minimum number of Shares otherwise deliverable in respect of an Option that are needed to pay for the aggregate Exercise Price for such Shares and all applicable required withholding taxes, provided that the number of Shares so withheld to satisfy applicable withholding and employment taxes shall not have an aggregate Fair Market Value on the date of such withholding in excess of the applicable minimum required withholding obligation, or (ii) a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate Exercise Price for such Shares and all applicable required withholding taxes. If, by the final vesting date of the Option, neither an IPO nor a sale of the Company (whether by stock, substantially all of the assets, merger or otherwise) has occurred, then the Committee will consider alternative means by which the Grantee may exercise the Option and satisfy the applicable required withholding taxes, in whole or in part, including, without limitation: (A) payment in other property having a Fair Market Value equal to the aggregate Exercise Price and/or such withholding liability; (B) a “net exercise” procedure effected by withholding the minimum number of Shares otherwise deliverable in respect of an Option that are needed to pay for the aggregate Exercise Price and/or such withholding liability; (C) a loan or payment by the Company to fund all such withholding liability; or (D) such other means to reasonably address the Grantee’s liability to satisfy all applicable required withholding taxes incurred in connection with such exercise.

(b)Except as expressly provided in Section 3(a), the Company shall be entitled to require, as a condition to the exercise of the Option, that the Grantee remit an amount in cash or, in the discretion of the Company, Shares or other property sufficient to satisfy all Federal, state and local or other applicable withholding and employment taxes relating thereto. In addition, the Company shall have the right and is hereby authorized to withhold from the Shares otherwise deliverable upon exercise of the Option, or from any compensation or other amount owing to the Grantee, the amount (in cash or, in the discretion of the Company, Shares or other property) of any applicable withholding and employment taxes in respect of the exercise of the Option and to take such other action as may be necessary in the discretion of the Company to satisfy all obligations for the payment of such taxes.

4.Expiration. In no event shall all or any portion of the Option be exercisable after the tenth annual anniversary of the Date of Grant (the “Option Period”). The Option is subject to earlier cancellation, termination or expiration of the Options pursuant to (i) Section 7 of the Plan, (ii) Sections 7(i) or 10 hereof, (iii) expiration of the post-termination exercise period set forth in Section 5 hereof, as applicable, or (iv) the exercise of the Repurchase Right pursuant to Section 6 hereof with respect to all or the portion of the Option repurchased.

5.	Termination of Employment.

(a)Termination of Employment without Cause or due to Death or Disability. If, on or prior to an applicable Vesting Date, the Grantee’s employment with the Company and its Affiliates is terminated (1) by the Company or one of its Affiliates without Cause or due to the Grantee’s Disability or (2) due to the Grantee’s death, then:

(i)the unvested portion of the Option (whether with respect to the Tranche A Option or Tranche B Option) shall be cancelled immediately and the Grantee shall immediately forfeit any rights to the Option Shares subject to such unvested portion; and

(ii)the vested portion of the Option shall expire on the earlier of (x) the last day of the Option Period or (y) the 90th day following the date of such termination or, in the case of any termination by the Company due to the Grantee’s Disability or due to the Grantee’s death, the 365th day following the date of such termination. For the avoidance of doubt, the vested portion of the Option shall remain exercisable by the Grantee until its expiration only to the extent the Option was exercisable at the time of such termination.

(b)Termination of Employment for Cause. If, prior to the final Vesting Date, the Grantee’s employment with the Company and its Affiliates is terminated by the Company or one of its Affiliates for Cause, the unvested and vested portion of the Option shall be cancelled immediately and the Grantee shall immediately forfeit any rights to the Option Shares subject to the Option.

(c)Other Termination of Employment. If, prior to the final Vesting Date, the Grantee’s employment with the Company and its Affiliates terminates for any reason other than as set forth in Sections 5(a) or (b) above (including any termination of employment by the Grantee), then:

(i)the unvested portion of the Option (whether with respect to the Tranche A Option or Tranche B Option) shall be cancelled immediately and the Grantee shall immediately forfeit any rights to the Option Shares subject to such unvested portion; and

(ii)the vested portion of the Option shall expire on the earlier of the last day of the Option Period or the 30th day following the date of such termination. For the avoidance of doubt, the vested portion of the Option shall remain exercisable by the Grantee until its expiration only to the extent the Option was exercisable at the time of such termination.

6.Repurchase Right. In the event of the termination of the Grantee’s employment with the Company and its Affiliates for any reason, the Option and any Option Shares acquired upon exercise of the Option shall be subject to repurchase by the Company as set forth in this Section 6.

(a)Repurchase Right, Generally.

(i)From and after any termination of the Grantee’s employment for any reason (the “Repurchase Event”), the Company shall have the right, but not the obligation, to repurchase all or any portion of the vested Option and/or Option Shares held by the Grantee (the “Repurchase Right”). The Company may exercise the Repurchase Right by written notice (a “Repurchase Notice”) delivered to the Grantee within six (6) months after the Repurchase Event. Any repurchase described in the immediately preceding sentence shall be (i) with respect to Option

Shares, for Fair Market Value, and (ii) with respect to the vested Option, for the excess, if any, of the Fair Market Value for the Option Shares in respect of the vested Option over the applicable Exercise Price for the repurchased Tranche A Option and/or Tranche B Option, as applicable, in each case except as set forth in Section 6(b) below. The determination date for purposes of determining the Fair Market Value in the preceding sentence shall be the closing date of the purchase of the subject vested Option and/or Option Shares (the “Repurchase Date”).

(ii)Except as provided in subsection (iii) below, the Repurchase Date with respect to any sale and repurchase of the vested Option and/or Option Shares pursuant to the exercise of the Repurchase Right shall take place on the later of (x) the date specified by the Company, which shall in no event be later than thirty (30) days following the date of the Repurchase Notice, and (y) ten (10) days following the receipt by the Company of all necessary governmental and other approvals.

(iii)Notwithstanding anything to the contrary herein, if the Board, in its good faith judgment, reasonably determines that a Financing Restriction (as defined below)

exists, then the Company may elect (x) to suspend its repurchase of the Option Shares and/or vested Option (as the case may be) until the Financing Restriction has ceased to exist, in accordance with subsection (iv) below, (y) to cause its assignee or designee to repurchase the Option Shares or vested Option, as the case may be, while any Financing Restrictions continue to exist, or (z) to pay all or any portion of the purchase price due in respect of the repurchase by way of a promissory note. In such event, the Company shall furnish written notification to the Grantee specifying the Company’s election and the nature of the Financing Restriction. A “Financing Restriction” exists if: (A) such repurchase would render the Company or its Affiliates unable to meet their obligations in the ordinary course of business at any time during the one (1) year period commencing on the date on which such repurchase would be required, taking into account any pending or proposed transactions, capital expenditures or other budgeted cash outlays by the Company or any of its Affiliates which are reasonably likely to be consummated or paid, as the case may be, within such one (1) year period, including, without limitation, any corporate reorganization or proposed acquisition of any other Person by the Company or any of its Affiliates which is reasonably likely to be consummated within such one (1) year period; (B) the Company is prohibited from such repurchase by applicable law restricting the purchase by a corporation of its own shares; or (C) such repurchase would (with or without notice or lapse of time) constitute a breach of, default or event of default under, or is otherwise prohibited by, the terms of any loan agreement or other agreement or instrument representing indebtedness to which the Company or any of its Affiliates is a party, or the Company or its applicable Affiliates is not able to obtain the requisite consent of any of its senior lenders for such repurchase.

(iv)If, in the event of a Financing Restriction, the Company elects to suspend its repurchase of the Option Shares and/or vested Option (as the case may be) until the Financing Restriction has ceased to exist, then (A) the Company shall repurchase the Option Shares or vested Option (as the case may be) as soon as reasonably practicable after all Financing Restrictions cease to exist; provided, however, that if some, but not all of the Option Shares or vested Option can be so repurchased without creating a Financing Restriction, then the Company may consummate such repurchase to the fullest extent it is able without causing a Financing Restriction, in accordance with the terms of this Agreement and applicable law, (B) the Company shall provide written notice to the Grantee as soon as practicable after all Financing Restrictions cease to exist (the “Reinstatement Notice”), (C) the applicable purchase price shall be determined in accordance with Section 6(a)(i), except that “Fair Market Value” shall be equal to the greater of the Fair Market Value as of the date of the Repurchase Notice and the Fair Market Value calculated as of the date of the Reinstatement Notice, and (D) such repurchase shall occur on a date specified by the Company within ten (10) days following the determination of the Fair Market Value as provided in clause (C) above.

(b)Company’s Repurchase Right upon Certain Terminations. Notwithstanding anything contained herein to the contrary, in the event the Grantee’s employment relationship with the Company or any of its Affiliates is terminated by the Company or any of its Affiliates for Cause, then the Company may exercise the Repurchase Right by delivering a Repurchase Notice to the Grantee within the time periods set forth in Section 6(a) above at a price equal to: (i) for each Option Share, the lesser of (x) the Exercise Price paid to acquire such Option Share (whether with respect to the Tranche A Option or Tranche B Option), subject to adjustment by the Company to reflect any stock split, recapitalization or similar adjustment to the Shares, and (y) the Fair Market Value of such Option Share on the Repurchase Date, or (ii) for any vested Option, zero, so that any portion of the Option outstanding as of the date of such termination (whether vested or unvested) shall be cancelled effective as of the date of termination without payment therefor.

(c)Closing. The Repurchase Date shall take place on a date designated by the Company in accordance with Section 6(a); provided, however, that the Repurchase Date may be deferred to a date designated by the Company or, to the extent required to avoid liability under applicable securities laws, by the Grantee, until such time as the Grantee has held the vested Option and/or Option Shares, as applicable, for a period of at least six (6) months and one (1) day. The purchase price shall be paid at the closing in the form of a check, wire transfer of immediately available funds or by cancellation of money purchase indebtedness of the Grantee, as determined in the sole discretion of the Company; provided, that all or any portion of the purchase price may be paid by way of a promissory note if a Financing Restriction exists, as set forth in Section 6(a)(iii). The Company may effect repurchase of the vested Option and/or Option Shares and the Company shall record such Transfer on its books whether or not the Grantee attends such closing or delivers certificates representing the vested Option and/or Option Shares to the Company. The Grantee hereby grants an irrevocable proxy and power of attorney which, it is agreed, is coupled with an interest to any nominee of the Company to take all necessary actions and execute and deliver all documents deemed necessary and appropriate by such nominee to effect the sale and purchase of the vested Option and/or Option Shares. If the Grantee fails to take all necessary actions and execute and deliver all documents necessary and appropriate to fulfill his or her obligations under this Section 6, the Grantee shall, to the fullest extent permitted by law, indemnify, defend and hold harmless such nominee, its officers, directors, employees, counsel, representatives, agents and partners against all claims, liability, loss or damage (or actions in respect thereof), together with all reasonable costs and expenses (including, without limitation, reasonable legal fees and expenses, and expenses incurred in settlement of any litigation commenced or threatened), relating to or arising from such nominee’s exercise of the proxy and power of attorney granted hereby.

7.	Restrictive Covenants.

(a)Confidentiality of this Agreement. The Grantee hereby agrees that (i) except as required by law, the Grantee will not disclose to any Person other than the Grantee’s spouse and legal, financial and other advisors (if any) the grant of the Option or any of the terms or provisions hereof without the prior approval of the Committee, and (ii) in the discretion of the Committee, the Option shall terminate and any unexercised portion of such Option (whether or not vested) shall be forfeited if the Grantee violates the non-disclosure provisions of this Section 7(a).

(b)Non-Competition. During the term of the Grantee’s employment with the Company or any of its Affiliates and for a period of two (2) years thereafter (the “Non-Compete Period”), the Grantee shall not (without the prior written consent of the Company), directly or indirectly, (i) engage in any Competitive Business, (ii) render any services to any Competitive Business in a manner that enhances the capacity of such Competitive Business to engage in the production, sale, provision or distribution of products or services similar to those produced, sold, distributed or provided by the Company or any of its Affiliates, or (iii) acquire a financial interest in any Competitive Business. For purposes of this Section 7(b): (A) the phrase “directly or indirectly engage in” shall include any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer of or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise (provided that licensers of technology shall only be covered if the Grantee is personally working on technology for a Competitive Business and such technology is not technology that is generally available to a broad group of customers), and (B) the term “Competitive Business” shall mean a business that engages in the production, sale, provision or distribution of products or services similar to those produced, sold, distributed or provided by the Company or any of its Affiliates during the three-year period ending on the date of the Grantee’s termination of employment. Notwithstanding the foregoing, nothing herein shall prohibit the Grantee from being a passive owner of not more than 2% of the outstanding equity securities of any class of a corporation or other entity that is publicly traded, or not more than 2% of any non-voting equity securities or debt securities of any corporation or other entity, so long as the Grantee has no active participation in the business of such corporation or other entity (including, without limitation, serving as a member of the board of directors or as a consultant). The obligations of the Grantee under this Section 7(b) shall apply to (x) any geographic area or territory in which the Company or any of its Affiliates is engaged in business as of the date of his or her termination of employment, and (y) any prospective geographic area or territory that within the six months preceding the date of termination of the Grantee's employment, has been the subject of serious consideration by the Company or any of its Affiliates as a business location and which the Grantee is or has been made aware of.

(c)Non-Solicitation; Non-Hire. During the Non-Compete Period, the Grantee shall not (without the prior written consent of the Company) directly or indirectly: (i) solicit, induce or attempt to solicit or induce any officer, director or employee of the Company or any of its Affiliates to terminate their relationship with or leave the employ of the Company or any such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any officer, director or employee thereof, on the other hand, (ii) hire (or other similar arrangement) any Person (in any capacity whether as an officer, director, employee or consultant) who is or at any time was an officer, director or employee of the Company or any of its Affiliates until six (6) months after such individual’s relationship (whether as an officer, director or employee) with the Company or such Affiliate has ended, or (iii) induce or attempt to induce any customer, supplier, prospect licensee or other business relation of the Company or any of its Affiliates to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, prospect licensee or business relation, on the one hand, and the Company or any such Affiliate, on the other hand; provided, that none of (A) the Grantee’s acting as a reference for employees, (B) any generic, nontargeted advertising affiliated directly or indirectly with the Grantee or (C) the Grantee’s good faith and proper performance of his or her duties and responsibilities for the Company and its Affiliates during employment shall be deemed a breach of this Section 7(c).

(d)Non-Disparagement. During the term of the Grantee’s employment with the Company or any of its Affiliates and thereafter in perpetuity, the Grantee shall not, directly or indirectly,

knowingly disparage, criticize, or otherwise make derogatory statements regarding the Company or any of its Affiliates, successors, directors or officers. The foregoing shall not be violated by the Grantee’s truthful responses to legal process or inquiry by a governmental authority.

(e)Non-Disclosure of Confidential Information; Return of Property. During the term of the Grantee’s employment with the Company or any of its Affiliates and thereafter in perpetuity, the Grantee shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for the Grantee’s benefit or the benefit of any Person, any confidential or proprietary information or trade secrets of or relating to the Company or any of its Affiliates, including, without limitation, information with respect to the Company’s or any of its Affiliates’ operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any Person any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets; provided, that the Grantee’s good faith performance of his or her duties and responsibilities for the Company and its Affiliates during employment shall not be deemed a breach of this Section 7(e). Upon the Grantee’s termination of employment for any reason, the Grantee shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s or any of its Affiliates’ customers, business plans, marketing strategies, products or processes. The Grantee may nonetheless retain copies of documents relating to the Grantee’s compensation; the Grantee’s personal entitlements and obligations; the Grantee’s rolodex (and electronic equivalents); and the Grantee’s cell phone number. The Grantee may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and, if requested by the Company, shall reasonably assist such counsel in resisting or otherwise responding to such process.

(f)Intellectual Property Rights.

(i)    The Grantee agrees that the results and proceeds of the Grantee’s services for the Company or its subsidiaries or Affiliates (including, without limitation, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by the Grantee, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company, any of its subsidiaries or Affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to the Grantee whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of its subsidiaries or Affiliates) under the immediately preceding sentence, then the Grantee hereby irrevocably assigns and agrees to assign any and all of the Grantee’s right, title and interest thereto, including, without limitation, any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company, any of its subsidiaries or Affiliates), and the Company or such subsidiaries or Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such subsidiaries or Affiliates without any further payment to the Grantee whatsoever. As to any Invention that the Grantee is required to assign, the Grantee shall promptly and fully disclose to the Company all information known to the Grantee concerning such Invention. The Grantee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that the Grantee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

(ii)    The Grantee agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Grantee shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent the Grantee has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, the Grantee unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 7(f) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being the Grantee’s employer (or Affiliate of the Grantee’s employer, as applicable). The Grantee further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Grantee shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, the Grantee shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, the Grantee shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. The Grantee’s obligation to assist the

Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of the Grantee’s employment with the Company.

(g)Grantee Acknowledgements. The Grantee understands that this Section 7 may limit his or her ability to earn a livelihood in a business competitive to the business of the Company and its Affiliates. The Grantee expressly acknowledges and agrees that this Section 7 is reasonable and necessary for the protection of the legitimate business interests of the Company and is reasonable in scope.

(h)Notification of Subsequent Employer. The Grantee hereby agrees that prior to accepting employment with, or agreeing to provide services to, any other Person during any period during which the Grantee remains subject to any of the covenants set forth in Section 7, the Grantee shall provide such prospective employer with written notice of the provisions of this Section 7 (to the extent any such provisions are applicable and in effect at the time of such notice), with a copy of such notice delivered to the Company not later than three (3) business days prior to the date on which the Grantee commences such employment or provision of services. For the avoidance of doubt, the Company shall in any event be permitted to provide any such prospective employer with written notice of the provisions of this Section 7.

(i)Forfeiture; Other Relief. In the event of a material breach by the Grantee of the restrictive covenants set forth in this Section 7, then in addition to any other remedy which may be available at law or in equity, the Option shall be automatically forfeited effective as of the date on which such violation first occurs, and, in the event that the Grantee has previously exercised all or any portion of the Option within the three (3) year period immediately preceding such breach, the Grantee shall forfeit such Option Shares without consideration and be required to promptly repay to the Company, upon 10 days prior written demand by the Committee, any proceeds received by the Grantee upon disposition of the Option Shares. The foregoing rights and remedies are in addition to any other rights and remedies that may be available to the Company and shall not prevent (and the Grantee shall not assert that they shall prevent) the Company from bringing one or more actions in any applicable jurisdiction to recover damages as a result of the Grantee’s breach of such restrictive covenants to the full extent of law and equity. The Grantee acknowledges and agrees that irreparable injury will result to the Company and its goodwill if the Grantee breaches any of the terms of the covenants set forth in this Section 7, the exact amount of which will be difficult or impossible to ascertain, and that remedies at law would be an inadequate remedy for any breach. Accordingly, the Grantee hereby agrees that, in the event of a breach of any of the covenants contained in this Section 7, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief.

(j)Severability; Blue Pencil. The invalidity or nonenforceability of any provision of this Section 7 in any respect shall not affect the validity or enforceability of the other provisions of this Section 7 in any other respect, or of any other provision of this Agreement. In the event that any provision of this Section 7 shall be held invalid, illegal or unenforceable (whether in whole or in part) by a court of competent jurisdiction, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions (and part of such provision, as the case may be) shall not be affected thereby; provided, however, that if any provision of this Section 7 is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

8.Rights as a Stockholder. The Grantee shall not be deemed for any purpose, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares subject to this Option unless, until and to the extent that (i) such Option shall have been exercised pursuant to its terms, (ii) the Company shall have issued and delivered such Shares to the Grantee and (iii) the Grantee’s name shall have been entered as a stockholder of record with respect to such Option Shares on the books of the Company. The Company shall cause the actions described in clauses (ii) and (iii) of the preceding sentence to occur promptly following exercise as contemplated by this Agreement, subject to compliance with applicable laws.

9.Compliance with Legal Requirements. The granting and exercising of the Option, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, provincial, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Committee shall have the right to impose such restrictions on the Option as it deems reasonably necessary or advisable under applicable federal securities laws, the rules and regulations of any stock exchange or market upon which Shares are then listed or traded, and/or any blue sky or state securities laws applicable to such Shares. In the event of the exercise of the Option at a time when there is not in effect a registration statement under the Securities Act relating to the Shares, the Grantee hereby represents and warrants, and by virtue of such exercise shall be deemed to represent and warrant to the Company that the Shares are being acquired for investment only and not with a view to the distribution thereof, and the Grantee shall provide the Company with such further representations and warranties as the Company may reasonably require in order to ensure compliance with applicable federal and state securities, “blue sky” and other laws. In no event shall the Company be obligated to register Shares under state or Federal securities laws, to comply with the requirements of any exemption from registration requirements or to take any other action that may be required in order to permit, or to remove any prohibition or limitation on, the issuance of Shares pursuant to the exercise of the Option which may be imposed by any applicable law, rule or regulation. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Grantee. The Grantee agrees to take all steps the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Agreement.

10.Clawback. The Option and/or the Option Shares shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement) to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of any applicable securities exchange or inter-dealer quotation system on which the Shares may be listed or quoted or if so required pursuant to a written policy adopted by the Company.

11.Litigation Cooperation. The Grantee agrees that during and after his or her employment by the Company and its Affiliates, the Grantee will assist the Company and its Affiliates in the defense of any claims, or potential claims that may be made or threatened to be made against the Company or any of its Affiliates in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, which are not adverse to the Grantee (an “Action”), and will assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or any of its Affiliates in any Action, to the extent that such claims may relate to the Grantee’s employment or the period of the Grantee’s employment by the Company and its Affiliates. The Grantee agrees, unless precluded by law, to promptly inform the Company if the Grantee is asked to participate (or otherwise become involved) in any Action involving such claims or potential claims. The Grantee also agrees, unless precluded by law, to promptly inform the Company if the Grantee is asked to assist in any investigation (whether governmental or otherwise) of the Company or any of its Affiliates (or their actions) to the extent that such investigation may relate to the Grantee’s employment or the period of the Grantee’s employment by the Company, regardless of whether a lawsuit has then been filed against the Company or any of its Affiliates with respect to such investigation. The Company or one of its Affiliates shall reimburse the Grantee for all of the Grantee’s reasonable out-of-pocket expenses associated with such assistance. Any reimbursement that is taxable income to the Grantee shall be subject to applicable withholding and employment taxes.

12.	Miscellaneous.

(a)Transferability. The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by the Grantee other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted under Section 9(f) or 9(g) of the Plan. Any attempted Transfer of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect. In the event of the Grantee’s death, the Option shall thereafter be exercisable (to the extent otherwise exercisable hereunder) only by the Grantee’s executors or administrators.

(b)Amendment. The Committee at any time, and from time to time, may amend the terms of this Agreement, provided, however, that the rights of the Grantee shall not be materially adversely affected without the Grantee’s written consent.

(c)Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(d)Section 280G.

(i)In the event that the Grantee becomes entitled to payments or benefits under this Agreement, the Plan and/or any other payments or benefits by reason of a “change of control” as defined in Section 280G of the Code and regulations thereunder (collectively, the “Payments”), and any such Payment would constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, or would otherwise be subject to the excise tax imposed under Section 4999 of the Code, or any similar federal or state law (an “Excise Tax”), as determined by an independent certified public accounting firm selected by the Company (the “Accounting Firm”), the amount of the Grantee’s Payments shall be limited to the largest amount payable, if any, that would not result in the imposition of any Excise Tax to the Grantee, but only if, notwithstanding such limitation, the total Payments, net of all taxes imposed on the Grantee with respect thereto, would be greater if no Excise Tax were imposed.

(ii)If a reduction in the Payments is necessary, reduction shall occur in the following order: first, a reduction of cash payments not attributable to equity awards which vest on an accelerated basis; second, the cancellation of accelerated vesting of stock awards; third, the reduction of employee benefits; and fourth, a reduction in any other “parachute payments” (as defined in Section 280G of the Code). If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Grantee’s stock awards, and the acceleration of the vesting of full shares shall be cancelled before the acceleration of the vesting of options.

(iii)All determinations required to be made under this Section 12(d) will be made by the Accounting Firm. Any determination by the Accounting Firm will be binding upon the Company and the Grantee. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 12 shall be borne by the Company.

(e)Section 409A. The Option is not intended to be subject to Section 409A of the Code and shall be interpreted accordingly. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause the Grantee to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole reasonable discretion and with the Grantee’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Grantee of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 12(e) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the Option or the Option Shares will not be subject to interest and penalties under Section 409A.

(f)Notices. All notices, requests, consents and other communications to be given hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by telecopy, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addresser:

(i)if to the Company, to:

MPM Holdings Inc.
260 Hudson River Road
Waterford, NY 12188
Facsimile: (518) 233-2319
Attention: General Counsel

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Fax: (212) 492-0237
Attention: Lawrence I. Witdorchic, Esq.

(ii)if to the Grantee, to the Grantee’s home address on file with the Company.

All such notices, requests, consents and other communications shall be deemed to have been delivered in the case of personal delivery or delivery by telecopy, on the date of such delivery, in the case of nationally-recognized overnight courier, on the next business day, and in the case of mailing, on the third business day following such mailing if sent by certified mail, return receipt requested.
(g)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(h)No Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Grantee any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever.

(i)Fractional Shares. In lieu of issuing a fraction of a Share resulting from any exercise of the Option, resulting from an adjustment of the Option pursuant to Section 7 of the Plan or otherwise, the Company shall be entitled to pay to the Grantee an amount equal to the Fair Market Value of such fractional share.

(j)Beneficiary. The Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Grantee, the Grantee’s estate shall be deemed to be the Grantee’s beneficiary.

(k)Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(l)Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto.

(m)Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of New York.

(n)Consent to Jurisdiction; Waiver of Jury Trial. The Grantee and the Company (on behalf of itself and its Affiliates) each consents to jurisdiction in the United States District Court for the Southern District of New York, or if that court is unable to exercise jurisdiction for any reason, the Supreme Court of the State of New York, New York County, and each waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or service of process and waives any objection to jurisdiction based on improper venue or improper jurisdiction. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PLAN OR THIS AGREEMENT.

(o)Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(p)Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first written above.

MPM HOLDINGS INC.

By: _________________________________
Name:
Title:

_____________________________________
[Grantee Name]

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